Exhibit 10.3


Angeion Corporation
7601 Northland Drive
Brooklyn Park, Minnesota 55428-1088
USA
Telephone:  612/315-2000
Facsimile:   612/315-2099

                                 October 8, 1999


James B. Hickey, Jr.
4608 Edina Boulevard
Edina, MN 55424

Dear Jim:

         As previously discussed, your employment with Angeion Corporation will terminate on the earlier of (i) one week after closing the Medical Graphics transaction or (ii) December 31, 1999, unless a new date is mutually agreed upon. You will, of course, continue to receive your regular salary and benefits for your continued employment through that date, and you will be paid the value of your accrued, unused paid time off at the end of your employment. Additional information about other benefits upon termination of employment is provided in the enclosed benefits summary.

         As you know, Angeion is in the process of gaining approvals for two business transactions that could ultimately result in a Change in Control (as that term is defined in your current Change in Control Agreement with Angeion dated July 27, 1998, a copy of which is enclosed). While we are hopeful that both of these transactions will be consummated in the very near future, there is no assurance that either will occur on or prior to the date of your termination of employment with Angeion, or whether the consummation of such transaction will ultimately result in a Change in Control.

         In light of this uncertainty regarding whether a Change in Control will occur prior to the date your employment with Angeion terminates, and in order to ensure that you will be eligible for payments to ease your transition to new employment, Angeion is offering you the following severance package:

o Lump-sum payment of $260,000 less applicable tax withholdings, payable on the date that you are scheduled to receive your final payroll check. (You must continue your employment at Angeion through your designated termination date in order to receive this payment.)

o Continued medical, dental and life insurance coverage for a period of one year after the termination of your employment, at no additional cost to you. Such coverage will be provided either through continued participation in Angeion's group insurance plans or through alternative insurance coverage to be secured by Angeion for you. In either case, coverage will continue at levels and under terms comparable to those that currently are available to you under Angeion's plans.



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James B. Hickey, Jr.
October 8, 1999
Page 2


o $15,000 for outplacement services obtained from a provider of your choice. (Angeion will need to approve the program before you begin and will make payments for such services directly to the outplacement service provider to which we agree.)

         This severance package, if accepted by you, will be in lieu of any benefits to which you could otherwise become entitled under your Change in Control Agreement with Angeion. Thus, as a condition of accepting and receiving the benefits as outlined above, you will be required to sign the enclosed agreement terminating your Change in Control Agreement. You also will be required to sign a release of claims, which is enclosed. As an additional consideration for your signing these documents, Angeion will release you from the non-competition portion (paragraph 3) of your Agreement Regarding Non-Disclosure of Confidential Information, Non-Competition and Ownership of Intellectual Property, and indemnify you to the fullest extent permitted by Minn. Stat. 302A.521 with respect to claims or demands made against you based on your service as a board member for any entity related to or affiliated with Angeion.

         Again, I want to express my sincere appreciation for your service to Angeion, and I look forward to continuing our work together in this time of transition.

         Please keep in mind the information set forth in this letter and the information we have discussed as part of this transition is confidential.

                              Sincerely,

                              /s/ Donald D. Maurer
                              Donald D. Maurer
                              Chairman, Compensation Committee
                                    of the Angeion Board of Directors


Agreed and accepted this 11 day of October, 1999


/s/ James B. Hickey, Jr.
------------------------
James B. Hickey, Jr.